Exhibit 99.1

RCI to Present at LD Micro Virtual Conference Tuesday, June 8, 2021

HOUSTON, June 7, 2021—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced that CFO Bradley Chhay will be presenting at the upcoming LD Micro Invitational XI virtual investor conference on Tuesday, June 8, 2021. RCI will also be inducted into LD Micro’s “Hall of Fame,” which highlights the best performing companies that have attended prior LD Micro conferences.

Conference Details

●	Date: Tuesday, June 8
●	Time: 10:30 AM ET / 9:30 AM CT / 7:30 AM PT
●	Track: 1
●	Registration: Register in advance at https://ldmicrojune2021.mysequire.com for the event and to watch RCI’s live videocast. There’s no cost for institutional or retail investors. Replay will also be available.

The LD Micro Invitational XI is a three-day, virtual investor conference expected to feature approximately 180 companies, presenting for 25 minutes (no Q&As), as well as several influential keynotes.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2020, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts: Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com